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Microsoft Word 10.0.5522;Exhibit 23.1

Consent of Independent Auditors

     We consent to the incorporation by reference in the Registration Statements (Form S-8 Nos. 333-33828 and 333-102017), Post-Effective Amendment No. 1 to the Registration Statement (Form S-4 on Form S-8 No. 333-33830) and Post-Effective Amendment No. 1 to the Registration Statement (Form S-8 No. 333-38915), and the Registration Statements (Form S-3 Nos. 333-59761, 333-77137, 333-65618,
333-57806, 333-73808 and 333-106940) of The Hain Celestial Group, Inc. and in the related Prospectus of our report dated August 28, 2003, with respect to the consolidated financial statements and schedule of The Hain Celestial Group, Inc. and Subsidiaries included in this Annual Report (Form 10-K) for the year ended June 30, 2003.


/s/ Ernst & Young LLP

Melville, New York
September 25, 2003